Exhibit 10.8 (b)

AMENDMENT TO MANAGEMENT AGREEMENT
SONESTA BEACH RESORT SHARM EL SHEIKH

1.
Fees.  Effective January 1, 2008 Operator’s fees included in Article VII shall be subject to a maximum of 12% of Gross Operating Profit per Calendar Year.  In addition, the total fees earned by Operator shall be no less than 2.5% of Gross Revenues in each Calendar year.

2.
Additional Guest Rooms.  Owner intends to build an additional 150 guestrooms.  When completed, these rooms will be added to the current hotel rooms’ inventory, and subject to the terms of the Management Agreement and amendments thereto without any further changes.

3.
Repayment of Debt.  Owner acknowledges that Operator is owed fees and expenses totaling $1,020,672.25 as of November 30, 2007.  This amount includes 50% of the interest due for the year 2006 of $37,254.50.  Operator agrees to waive 50% of the interest for the year 2006 and the interest for the year 2007 if this agreement is executed by February 15, 2008.  The amount owed of $1,020,672.25 will be converted into a 5 year loan, payable in monthly installments, of which the first is due on January 31, 2008, in the amount of $17,011.  Each monthly payment will be increased by $1,667 on account of interest, which will make the total monthly payment $18,678.  Monthly payments from the hotel on account of these loan payments shall reduce the amount of Owners Return available for distribution as of January 1, 2008.

4.	Loan Installments Payment. The Owner authorizes Operator to collect the installments of the loan in 3 above by way of priority from the Owners Return.

5.
Owner agrees that the 12% cap on Operator’s fees, referenced in Section 1, shall no longer apply if payments to Operator are not made in accordance with the terms of the Management Agreement as a result of Owner having received distribution of profits from the hotel in excess of Owners Return.

Date:  January 24, 2008

Sonesta International Hotels Corporation		Masters of Tourism S.A.E.
/s/	Felix Madera	/s/	Mohamed Hisham Ahmed Aly
Name:	Felix Madera	Name:	Mohamed Hisham Ahmed Aly
Its:	Vice President	Its:	President